UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

GREEN BANKSHARES, INC.
 (Exact name of registrant as specified in its charter)

Tennessee	0-14289	62-1222567
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Greeneville, Tennessee	37743-4992
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 639-5111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2010, the Board of Directors (the “Board”) of Green Bankshares, Inc. (the “Company”), the bank holding company for GreenBank (the “Bank”), named Stephen M. Rownd as Chief Executive Officer of the Company and the Bank and appointed Mr. Rownd a member of the Board, each appointment expected to be effective March 31, 2010. Mr. Rownd will also serve as Chairman of the Board of Directors which is also expected to begin on March 31, 2010. Under Tennessee law, Mr. Rownd’s term as a director will expire at the Company’s Annual Meeting of Shareholders expected to be held on April 30, 2010 (the “Annual Meeting”), and the Company expects the Board will nominate Mr. Rownd for election to the Board at the Annual Meeting in the class of directors with a term to expire at the Company’s annual meeting of shareholders to be held in 2012. The Board believes that Mr. Rownd’s extensive banking experience and the experience he will have managing the day to day operations of the Company’s business as the Company’s and the Bank’s Chief Executive Officer will provide the Board with knowledge and insight into the Company’s operations and will make him a valuable member of the Board.

Prior to his appointment, Mr. Rownd served as Executive Vice President and Senior Commercial Banker for Fifth Third Bank of the Carolinas, which he joined in 2008 through its acquisition of First Charter Corporation and First Charter Bank of Charlotte, North Carolina. Prior to this time, Mr. Rownd served in various positions with First Charter Corporation and First Charter Bank including as Executive Vice President and Chief Banking Officer from 2006 to 2008, Executive Vice President and Chief Risk Officer from 2004 to 2006 and Executive Vice President and Chief Credit Officer from 2000-2004.

In connection with Mr. Rownd’s appointment as the Company’s and the Bank’s Chief Executive Officer, the Company entered into an offer letter (the “Offer Letter”) with Mr. Rownd on March 15, 2010. Pursuant to the Offer Letter, Mr. Rownd will be entitled to an initial annual base salary of $400,000. In addition, on March 31, 2010, Mr. Rownd will be granted restricted stock in an amount equal to $200,000 of the Company’s common stock on the date of grant, subject to the restrictions and limitations of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and as implemented by the interim final rule issued by the United States Treasury Department (the “Treasury”) on June 15, 2009 (collectively, the “TARP Regulations”). Pursuant to the TARP Regulations, the restricted stock grant will have a minimum service requirement of at least two years and will not be transferable until after the Company repays specified percentages of its obligations to the Treasury under the Treasury’s Capital Purchase Program. In addition, Mr. Rownd will be eligible to participate, subject to limitations and restrictions in the TARP Regulations, in the Company’s health insurance, 401(k) retirement plan and other broad-based benefit programs.

The Offer Letter also provides that Mr. Rownd will be entitled to a relocation package, which the Board has approved to consist of customary closing costs on the sale of his existing house and the purchase of a new house, realtor commission, moving expenses not to exceed $25,000, temporary housing expenses for a period not to exceed six months and not to exceed $1,500 per month and periodic travel expense not to exceed $3,500.

The foregoing summary of the Offer Letter is qualified in its entirety by reference to such Offer Letter, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter Agreement, effective March 15, 2010, by and among Green Bankshares, Inc., GreenBank and Stephen M. Rownd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.

Date: March 18, 2010

By: /s/   James E. Adams

James E. Adams
Executive Vice President and
Chief Financial Officer
(Duly Authorized Representative)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, effective March 15, 2010, by and among Green Bankshares, Inc., GreenBank and Stephen M. Rownd.